Exhibit 4.4


July 29, 2004

[NAME]
[ADDRESS]


      Re: Convertible Debenture issued on March 11, 2004 by Wireless Frontier Internet, Inc. (the "Company") to [_____________] (the "Holder") in the original principal amount of $[_________] (the "Debenture")

Dear [HOLDER]:

      Reference is made to the Debenture. The purpose of this letter is to amend certain provisions of the Debenture and warrants to purchase shares of Common Stock of the Company, par value $.001, issued to the undersigned on March 11, 2004 (the "Warrants") pursuant to the terms hereunder. Defined terms not otherwise defined herein shall have the meanings set forth in the Debenture. The Debenture is one of a series of debentures issued to investors (the "Investors") on March 11, 2004, in the original principal amount of $[_________].

      In consideration of the premises and the mutual agreements herein contained, you and the Company hereby agree as follows:

      (i) The undersigned hereby agrees to forbear from the exercise of any and all of its remedies under the Debenture until August 13, 2004. Notwithstanding the foregoing, pursuant to Section 9 of the Debenture, the outstanding balance of the Debenture shall continue to accrue a 3% monthly late payment penalty from April 11, 2004 until the date the Debenture is paid in full.

      (ii) The undersigned hereby agrees that its Debenture is hereby amended as follows: in the event the Debenture is not paid in full on or prior to August 11, 2004, the Conversion Price of the Debenture shall be reduced to $.05 (after giving effect to all stock splits effected as of the date hereof).

      (iii) The undersigned hereby agrees that the Warrants are hereby amended as follows:

            (a) The Exercise Price is hereby reduced to $.05 (after giving effect to all stock splits effected as of the date hereof).

            (b) In the event all amounts due under the Debenture are not paid in full on or before August 13, 2004, the Exercise Price shall be reduced by $.01 per month effective thereupon.

      (iv) The undersigned hereby agrees that the payment of all amounts due under its Debenture and the debentures held by the other Investors shall be shared in proportion to the amount owed to each Investor pursuant to their debenture. To the extent that any Investor receives a debenture payment in excess of the payment amount due to such Investor pursuant to such Investor's debenture, the other Investors shall immediately be notified and such excess amounts shall be paid to such parties on a pro-rata basis. If an Event of Default occurs under any Debenture and any Investor collects proceeds pursuant to its rights hereunder and under the debentures, the other Investors shall be immediately notified and such proceeds shall be shared with the other Investors on a pro-rata basis. To the extent that any Investor receives a payment that is in excess of its pro-rata portion of the payment received by all Investors, such excess payment shall be deemed to be held in trust by such Investor on behalf of the other Investors.

      (v) The Company has paid a nonaccountable expense allowance in an amount equal to $15,000 to Casimir Capital LP, for its expenses in connection herewith.

      Except as expressly amended herein, all terms and conditions of the Debenture and Warrants shall remain in full force and effect.

      Please do not hesitate to contact us with any questions.


                                    Very truly yours,

                                    WIRELESS FRONTIER INTERNET, INC.

                                    By:
                                       ----------------------------------
                                    Name:  Kelly E. Simmons
                                    Title: Chief Financial Officer


Accepted and agreed to this ___
day of July, 2004:



_____________________________
Name:
Title: [if applicable]



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